Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
July 26, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon reports 2Q results, reflecting continued strong operations while advancing key strategic and financial initiatives

2Q 2016 highlights

•

Consolidated: 17 cents in earnings per share (EPS); adjusted EPS (non-GAAP) of 94 cents, excluding significant non-operational items related to pension and benefit re-measurements and early debt redemption and tender offers, and a gain on sale of local landline businesses.

•	Wireless: 615,000 retail postpaid net additions; continued low 0.94 percent retail postpaid churn.

•	Wireline: 3.7 percent Fios revenue growth; $500 million in anticipated cash savings over the term of new labor contracts.

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported second-quarter earnings reflecting strong profitability and customer retention at Verizon Wireless, a repositioning of the wireline network footprint and cost structure, and scaling of new growth markets in mobile video and the Internet of Things (IoT).

Second-quarter 2016 EPS of 17 cents compared with $1.04 per share in second-quarter 2015. Adjusted second-quarter 2016 earnings (non-GAAP) of 94 cents per share excluded significant non-operational items related to mark-to-market pension and benefit re-measurements, early debt redemption and tender offers, and a gain from the sale of local landline businesses. Also, earnings were negatively impacted by about 7 cents per share in second-quarter 2016 by a seven-week work stoppage in wireline.

“Verizon’s second quarter shows that the company continues to deliver strong results while evolving operations and advancing a strategy to sustain network leadership, build new ecosystems and deliver the promise of the digital world to customers,” said Chairman and CEO Lowell McAdam.

In first-half 2016, Verizon Wireless added a net of 1.3 million postpaid connections, while stabilizing wireless service revenue declines, maintaining strong customer retention, densifying networks in major markets and advancing 5G deployment. Verizon also completed the sale of local landline businesses in three states, and it negotiated new labor contracts that will generate approximately $500 million in cash savings over the term of the contracts.

During second-quarter 2016, Verizon converted its go90 application to the AOL platform, supporting the ability to expand and monetize mobile video offerings. In June the company also announced an agreement to acquire Telogis to expand its global telematics offerings.

Yesterday, Verizon announced it had entered into a definitive agreement to acquire Yahoo’s operating business for approximately $4.8 billion, in a transaction expected to close in first-quarter 2017.

McAdam said, “By acquiring Yahoo, we will dramatically accelerate the timetable for scaling up to be a major competitor in mobile media. Yahoo is a complementary business to AOL, giving us market-leading content brands and a valuable portfolio of online properties and mobile applications that attract over 1 billion monthly active consumer views. We expect this acquisition to put us in a great position as a top global mobile media company and give us a significant source of revenue growth for the future.”

Consolidated results

•

Total operating revenues in second-quarter 2016 were $30.5 billion, a 5.3 percent decrease compared with second-quarter 2015. Excluding second-quarter 2015 revenues from divested local landline businesses and second-quarter 2016 revenues from AOL, which was not part of Verizon a year ago, total operating revenues on a comparable basis (non-GAAP) would have declined 3.5 percent year over year. AOL delivered strong revenue growth in second-quarter 2016.

•	New revenue streams from IoT continue to grow, with revenues of approximately $205 million in second-quarter 2016, a year-over-year increase of about 25 percent.

•

Cash flows from operating activities totaled $5.4 billion in second-quarter 2016. The total of $12.8 billion through first-half 2016 is down $6.1 billion from first-half 2015, driven by a one-time $2.4 billion benefit related to a transaction to monetize wireless tower assets in 2015, a change in Verizon’s method of monetizing device payment plan receivables and an increase in cash taxes in 2016.

•	In second-quarter 2016, Verizon strengthened its balance sheet by executing tender offers and early redemptions to repay approximately $10.7 billion in debt.

•

Operating income was $4.6 billion in second-quarter 2016, and operating income margin was 14.9 percent. Net income was $0.9 billion in second-quarter 2016. EBITDA (non-GAAP, earnings before interest, taxes, depreciation and amortization) totaled $8.5 billion and the consolidated EBITDA margin (non-GAAP) was 28.0 percent in second-quarter 2016.

Verizon Wireless highlights

•

Verizon reported 615,000 retail postpaid net additions in second-quarter 2016. These net adds exclude wholesale device and wholesale IoT connections. At the end of second-quarter 2016, Verizon had 113.2 million retail connections, a 3.3 percent year-over-year increase. Verizon’s industry-leading retail postpaid connections base grew 3.9 percent to 107.8 million, and prepaid connections totaled 5.4 million.

•

Customer retention remained at industry-leading levels, with retail postpaid churn at a low 0.94 percent in second-quarter 2016, a year-over-year increase of 4 basis points, as strong retention in the phone base was offset by increased churn in tablets.

•

Segment operating income was $8.0 billion, and segment operating income margin was 36.9 percent. In second-quarter 2016, Verizon Wireless generated $10.3 billion in segment EBITDA (non-GAAP), a year-over-year increase of 3.8 percent. Segment EBITDA margin (non-GAAP) was 47.5 percent, compared with 43.9 percent in second-quarter 2015.

•

Total revenues were $21.7 billion in second-quarter 2016, a decline of 4.0 percent compared with second-quarter 2015, as more customers continued to choose unsubsidized device payment plans. Service revenues plus device payment plan billings increased 2.3 percent, to $19.1 billion, comparing second-quarter 2016 with second-quarter 2015.

•

The percentage of phone activations on device payment plans was 67 percent in second-quarter 2016, compared with 68 percent in first-quarter 2016. The company expects this percentage to remain consistent with recent experience. About 53 percent of postpaid phone customers are on an unsubsidized pricing plan, compared with 48 percent in first-quarter 2016, which has flattened service revenue declines. Verizon Wireless is on track to exit 2017 with positive growth in service revenue.

•	At the end of second-quarter 2016, Verizon Wireless had a total of about 31.8 million device payment plan phone connections, representing about 37 percent of the postpaid phone base.

•

The composition of the 615,000 retail postpaid net adds was strong: Verizon added 462,000 4G smartphones to its postpaid base in second-quarter 2016. Net phone additions increased sequentially to 86,000, as the net gain in 4G phones was offset by a net decline in basic and 3G phones. Tablet net adds totaled 356,000 in the quarter. Net prepaid devices declined by 30,000, a significant improvement sequentially and year over year, primarily due to new prepaid pricing plans.

•

Verizon ended second-quarter 2016 with a total of 74.6 million smartphone connections. This is about 86 percent of the total phone base, with 4G devices at 82.5 percent of the retail postpaid connections base.

•

Growth in 4G device adoption continues to drive increased data and video usage. Approximately 93 percent of Verizon’s total data traffic is on the LTE network. Overall data traffic on LTE has increased by about 44 percent year over year.

Wireline highlights

•

Total revenues for Fios fiber-optic-based services grew 3.7 percent, to $2.8 billion, comparing second-quarter 2016 with second-quarter 2015. The work stoppage impacted Fios connection growth, resulting in net declines of 13,000 Fios internet connections and 41,000 Fios video connections in second-quarter 2016. Verizon made significant progress in working through a backlog of Fios installations in June and has since returned to its normal run rate of Fios connection growth.

•

Fios revenue growth has been driven by a larger customer base and consumer demand for higher internet speeds. Approximately 11 percent of the company’s Fios internet base has opted for speeds of 100 megabits per second or higher. Customer demand remains strong for Custom TV, which represented nearly 40 percent of Fios video sales in second-quarter 2016.

•

The work stoppage negatively impacted wireline operating income. The segment reported an operating loss of $463 million in second-quarter 2016 and operating margin of negative 5.9 percent, while generating $1.1 billion in segment EBITDA (non-GAAP), a year-over-year decrease of 26.5 percent. Segment EBITDA margin (non-GAAP) was 14.0 percent, compared with 18.7 percent in second-quarter 2015.

•	Related to improving margins, Verizon made changes in its cost structure and expects benefits from the new labor contracts to be realized during the remainder of 2016 and into the future.

•

During the second quarter, Verizon Enterprise Solutions entered into new agreements or began work with a number of clients, including American Automobile Association, Anthem, Bencom B.V., Catalent Pharma Solutions, Cisco, Ingles Markets, Inc., Kinder Morgan, L.L. Bean, McDermott Will & Emery, McGraw-Hill Global Education Holdings, LLC, SunSource, TeleTech and Tetra Tech.

Details of non-operational items and other impacts

Verizon’s second-quarter 2016 earnings of 17 cents per share included a non-cash after-tax loss of $2.2 billion, or 54 cents per share, generated by pension and other post-employment retirement benefits, primarily associated with a re-measurement triggered by the new labor contracts, the sale of local landline businesses to Frontier and settlement accounting.

On Verizon’s balance sheet, pension and employee benefit obligations were reduced by a net of $1.6 billion, driven primarily by actuarial valuations associated with new labor contracts and the Frontier transaction, which were partially offset by the mark-to-market re-measurements and assets transferred to Frontier. Year-to-date unfunded employee benefit obligations have been reduced by $1.9 billion.

Second-quarter 2016 EPS also includes non-operational expenses of $1.1 billion after taxes, or 27 cents per share, in connection with early debt redemption and tender offers. Additionally, Verizon recognized an after-tax gain of $139 million, or 3 cents per share, on the Frontier transaction.

There were no adjustments to second-quarter 2015 earnings.

Earnings outlook and forward-looking items

Verizon expects the following:

•	2016 adjusted earnings to be at a level comparable to 2015, excluding the 7-cent-per-share impact of the 2016 work stoppage;

•	Consolidated adjusted EBITDA margin consistent with full-year 2015;

•	Consolidated capital spending between $17.2 billion and $17.7 billion;

•	A minimum pension funding requirement of approximately $550 million in 2016;

•	An effective tax rate for financial reporting purposes in the range of 35 percent to 36 percent;

•	Growth in consolidated revenue for full-year 2017 consistent with GDP growth for that year; and

•	A return, by 2018-2019, to the company’s credit-rating profile prior to the acquisition of Vodafone’s indirect 45 percent interest in Verizon Wireless in early 2014.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of nearly 162,700 and generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with 113.2 million retail connections nationwide. The company also provides communications and entertainment services over mobile broadband and the nation’s premiere all-fiber network, and delivers integrated business solutions to customers worldwide.

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Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Important Additional Information and Where to Find It

Yahoo! Inc. (“Yahoo”) will be filing with the Securities and Exchange Commission (the “SEC”) a proxy statement regarding the proposed sale of Yahoo’s operating business to Verizon Communications Inc. (“Verizon”) and related transactions, the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO’S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and stockholders will be able to obtain (when available) a free copy of Yahoo’s proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC (when available) in connection with the proposed transactions for no charge at the SEC’s website at www.sec.gov, on the Investor Relations page of Yahoo’s website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Yahoo and its directors and executive officers, as well as Verizon and its directors and executive officers, may be deemed participants in the solicitation of proxies from Yahoo’s investors and stockholders in connection with the proposed transactions. Information concerning the ownership of Yahoo securities by Yahoo’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo’s annual report on Form 10-K for the year ended December 31, 2015, as amended, and Yahoo’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 23, 2016. Information about Verizon’s directors and executive officers is set forth in Verizon’s annual report on Form 10-K for the year ended December 31, 2015 and Verizon’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 21, 2016. Information regarding Yahoo’s directors, executive officers and other persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the proposed transactions, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement relating to the proposed transactions when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above.

Exhibit 99

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	% Change	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	% Change

Operating Revenues
Service revenues and other	$ 26,828	$ 28,363	(5.4)	$ 55,045	$ 56,974	(3.4)
Wireless equipment revenues	3,704	3,861	(4.1)	7,658	7,234	5.9

Total Operating Revenues	30,532	32,224	(5.3)	62,703	64,208	(2.3)

Operating Expenses
Cost of services	7,577	6,994	8.3	15,191	13,982	8.6
Wireless cost of equipment	4,644	5,455	(14.9)	9,642	10,563	(8.7)
Selling, general and administrative expense	9,775	7,974	22.6	17,375	15,913	9.2
Depreciation and amortization expense	3,982	3,980	0.1	7,999	7,969	0.4

Total Operating Expenses	25,978	24,403	6.5	50,207	48,427	3.7

Operating Income	4,554	7,821	(41.8)	12,496	15,781	(20.8)
Equity in losses of unconsolidated businesses	(20)	(18)	11.1	(40)	(52)	(23.1)
Other income and (expense), net	(1,826)	32	*	(1,794)	107	*
Interest expense	(1,013)	(1,208)	(16.1)	(2,201)	(2,540)	(13.3)

Income Before Provision for Income Taxes	1,695	6,627	(74.4)	8,461	13,296	(36.4)
Provision for income taxes	(864)	(2,274)	(62.0)	(3,200)	(4,605)	(30.5)

Net Income	$ 831	$ 4,353	(80.9)	$ 5,261	$ 8,691	(39.5)

Net income attributable to noncontrolling interests	$ 129	$ 122	5.7	$ 249	$ 241	3.3
Net income attributable to Verizon	702	4,231	(83.4)	5,012	8,450	(40.7)

Net Income	$ 831	$ 4,353	(80.9)	$ 5,261	$ 8,691	(39.5)

Basic Earnings per Common Share
Net income attributable to Verizon	$ .17	$ 1.04	(83.7)	$ 1.23	$ 2.06	(40.3)

Weighted average number of common shares (in millions)	4,079	4,079		4,080	4,097

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$ .17	$ 1.04	(83.7)	$ 1.23	$ 2.06	(40.3)

Weighted average number of common shares-assuming dilution (in millions)	4,085	4,085		4,085	4,103

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/16	12/31/15	$ Change

Assets
Current assets
Cash and cash equivalents	$ 2,857	$ 4,470	$ (1,613)
Short-term investments	—	350	(350)
Accounts receivable, net	13,294	13,457	(163)
Inventories	931	1,252	(321)
Assets held for sale	317	792	(475)
Prepaid expenses and other	3,445	2,034	1,411

Total current assets	20,844	22,355	(1,511)

Plant, property and equipment	225,756	220,163	5,593
Less accumulated depreciation	142,584	136,622	5,962

	83,172	83,541	(369)

Investments in unconsolidated businesses	822	796	26
Wireless licenses	86,981	86,575	406
Goodwill	25,417	25,331	86
Other intangible assets, net	7,399	7,592	(193)
Non-current assets held for sale	—	10,267	(10,267)
Other assets	7,235	7,718	(483)

Total Assets	$ 231,870	$ 244,175	$ (12,305)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 6,803	$ 6,489	$ 314
Accounts payable and accrued liabilities	19,090	19,362	(272)
Liabilities related to assets held for sale	—	463	(463)
Other	8,515	8,738	(223)

Total current liabilities	34,408	35,052	(644)

Long-term debt	92,922	103,240	(10,318)
Employee benefit obligations	28,059	29,957	(1,898)
Deferred income taxes	43,825	45,484	(1,659)
Non-current liabilities related to assets held for sale	—	959	(959)
Other liabilities	11,912	11,641	271

Equity
Common stock	424	424	—
Contributed capital	11,192	11,196	(4)
Reinvested earnings	11,652	11,246	406
Accumulated other comprehensive income	2,847	550	2,297
Common stock in treasury, at cost	(7,279)	(7,416)	137
Deferred compensation - employee stock ownership plans and other	408	428	(20)
Noncontrolling interests	1,500	1,414	86

Total equity	20,744	17,842	2,902

Total Liabilities and Equity	$ 231,870	$ 244,175	$ (12,305)

Verizon – Selected Financial and Operating Statistics

Unaudited	6/30/16	12/31/15

Total debt (in millions)	$ 99,725	$ 109,729
Net debt (in millions)	$ 96,868	$ 105,259
Net debt / Adjusted EBITDA (1)	2.2x	2.4x
Common shares outstanding end of period (in millions)	4,076	4,073
Total employees (‘000)	162.7	177.7
Quarterly cash dividends declared per common share	$ 0.565	$ 0.565

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items and Divested Businesses.

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	$ Change

Cash Flows from Operating Activities
Net Income	$ 5,261	$ 8,691	$ (3,430)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	7,999	7,969	30
Employee retirement benefits	4,021	561	3,460
Deferred income taxes	(3,085)	826	(3,911)
Provision for uncollectible accounts	651	744	(93)
Equity in losses of unconsolidated businesses, net of dividends received	58	72	(14)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,067)	416	(1,483)
Other, net	(1,008)	(373)	(635)

Net cash provided by operating activities	12,830	18,906	(6,076)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(7,273)	(8,153)	880
Acquisitions of investments and businesses, net of cash acquired	(178)	(3,225)	3,047
Acquisitions of wireless licenses	(282)	(9,677)	9,395
Proceeds from dispositions of businesses	9,882	—	9,882
Other, net	504	884	(380)

Net cash provided by (used in) investing activities	2,653	(20,171)	22,824

Cash Flows from Financing Activities
Proceeds from long-term borrowings	—	6,497	(6,497)
Repayments of long-term borrowings and capital lease obligations	(11,300)	(5,797)	(5,503)
Decrease in short-term obligations, excluding current maturities	610	(106)	716
Dividends paid	(4,605)	(4,266)	(339)
Proceeds from sale of common stock	3	—	3
Purchase of common stock for treasury	—	(5,074)	5,074
Other, net	(1,804)	2,421	(4,225)

Net cash used in financing activities	(17,096)	(6,325)	(10,771)

Decrease in cash and cash equivalents	(1,613)	(7,590)	5,977
Cash and cash equivalents, beginning of period	4,470	10,598	(6,128)

Cash and cash equivalents, end of period	$ 2,857	$ 3,008	$ (151)

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	% Change	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	% Change

Operating Revenues
Service	$ 16,741	$ 17,689	(5.4)	$ 33,550	$ 35,603	(5.8)
Equipment	3,704	3,861	(4.1)	7,658	7,234	5.9
Other	1,259	1,063	18.4	2,500	2,104	18.8

Total Operating Revenues	21,704	22,613	(4.0)	43,708	44,941	(2.7)

Operating Expenses
Cost of services	1,984	1,948	1.8	3,926	3,799	3.3
Cost of equipment	4,644	5,455	(14.9)	9,642	10,563	(8.7)
Selling, general and administrative expense	4,777	5,289	(9.7)	9,668	10,658	(9.3)
Depreciation and amortization expense	2,282	2,225	2.6	4,575	4,415	3.6

Total Operating Expenses	13,687	14,917	(8.2)	27,811	29,435	(5.5)

Operating Income	$ 8,017	$ 7,696	4.2	$ 15,897	$ 15,506	2.5
Operating Income Margin	36.9%	34.0%		36.4%	34.5%

Segment EBITDA	$ 10,299	$ 9,921	3.8	$ 20,472	$ 19,921	2.8
Segment EBITDA Margin	47.5%	43.9%		46.8%	44.3%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited	6/30/16	6/30/15	% Change

Connections (‘000)
Retail postpaid	107,780	103,731	3.9
Retail prepaid	5,374	5,817	(7.6)

Total retail	113,154	109,548	3.3

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	% Change	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	% Change

Net Add Detail (‘000) (1)
Retail postpaid	615	1,134	(45.8)	1,255	1,699	(26.1)
Retail prepaid	(30)	(126)	(76.2)	(207)	(314)	(34.1)

Total retail	585	1,008	(42.0)	1,048	1,385	(24.3)

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,637	35,560	0.2
Retail postpaid connections per account (2)				3.02	2.92	3.4
Retail postpaid ARPA (3)	145.09	153.73	(5.6)	145.22	154.93	(6.3)
Retail postpaid I-ARPA (4)	167.18	163.01	2.6	166.11	162.90	2.0

Churn Detail
Retail postpaid	0.94%	0.90%		0.95%	0.97%
Retail	1.19%	1.18%		1.21%	1.26%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	92.1%	91.7%		92.4%	91.6%
Total Smartphone postpaid phone base (2)				85.5%	81.2%
Total Internet postpaid base (2)				17.7%	15.4%
4G LTE devices as % of retail postpaid connections				82.5%	73.3%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,815	$ 3,126	(9.9)	$ 5,005	$ 5,545	(9.7)

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

(3)	Retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(4)	Retail postpaid I-ARPA - average service revenue per account from retail postpaid account plus recurring device installment billings.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	% Change	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	% Change

Operating Revenues
Consumer retail	$ 3,165	$ 3,174	(0.3)	$ 6,345	$ 6,302	0.7
Small business	408	441	(7.5)	830	886	(6.3)

Mass Markets	3,573	3,615	(1.2)	7,175	7,188	(0.2)
Global Enterprise	2,907	3,007	(3.3)	5,863	6,054	(3.2)

Global Wholesale	1,256	1,310	(4.1)	2,539	2,649	(4.2)
Other	87	81	7.4	169	172	(1.7)

Total Operating Revenues	7,823	8,013	(2.4)	15,746	16,063	(2.0)

Operating Expenses
Cost of services	5,107	4,704	8.6	9,751	9,489	2.8
Selling, general and administrative expense	1,617	1,813	(10.8)	3,387	3,651	(7.2)
Depreciation and amortization expense	1,562	1,695	(7.8)	3,138	3,342	(6.1)

Total Operating Expenses	8,286	8,212	0.9	16,276	16,482	(1.2)

Operating Loss	$ (463)	$ (199)	*	$ (530)	$ (419)	26.5
Operating Loss Margin	(5.9)%	(2.5)%		(3.4)%	(2.6)%

Segment EBITDA	$ 1,099	$ 1,496	(26.5)	$ 2,608	$ 2,923	(10.8)
Segment EBITDA Margin	14.0%	18.7%		16.6%	18.2%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made to prior period to reflect comparable operating results in the current period.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	6/30/16	6/30/15	% Change

Connections (‘000)
Fios Video Subscribers	4,637	4,565	1.6
Fios Internet Subscribers	5,495	5,240	4.9
Fios Digital voice residence connections	3,879	3,788	2.4

Fios Digital connections	14,011	13,593	3.1

HSI	1,519	1,820	(16.5)
Total Broadband connections	7,014	7,060	(0.7)
Primary residence switched access connections	3,501	4,113	(14.9)
Primary residence connections	7,380	7,901	(6.6)

Total retail residence voice connections	7,634	8,209	(7.0)
Total voice connections	14,476	15,586	(7.1)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	% Change	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15	% Change

Net Add Detail (‘000)
Fios Video Subscribers	(41)	30	*	2	112	(98.2)
Fios Internet Subscribers	(13)	62	*	77	172	(55.2)
Fios Digital voice residence connections	(38)	4	*	7	61	(88.5)

Fios Digital connections	(92)	96	*	86	345	(75.1)

HSI	(70)	(71)	(1.4)	(148)	(136)	8.8
Total Broadband connections	(83)	(9)	*	(71)	36	*
Primary residence switched access connections	(142)	(151)	(6.0)	(298)	(302)	(1.3)
Primary residence connections	(180)	(147)	22.4	(291)	(241)	20.7

Total retail residence voice connections	(190)	(159)	19.5	(315)	(266)	18.4
Total voice connections	(305)	(311)	(1.9)	(559)	(554)	0.9

Revenue Statistics
Fios revenues (in millions)	$ 2,776	$ 2,678	3.7	$ 5,537	$ 5,280	4.9

Other Operating Statistics
Capital expenditures (in millions)	$ 814	$ 1,134	(28.2)	$ 1,820	$ 2,211	(17.7)

Wireline employees (‘000)				59.3	62.8
Fios Video Open for Sale (‘000)				13,400	12,863
Fios Video penetration				34.6%	35.5%
Fios Internet Open for Sale (‘000)				13,696	13,154
Fios Internet penetration				40.1%	39.8%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made to prior period to reflect comparable operating results in the current period.

*	Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations – Consolidated Verizon

Consolidated Operating Revenues Excluding AOL and Divested Businesses

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15

Consolidated Operating Revenues	$ 30,532	$ 32,224
Less: Operating revenues from Divested Businesses	—	1,327
Less: Operating revenues from AOL	713	—

Consolidated Operating Revenues Excluding AOL and Divested Businesses	$ 29,819	$ 30,897

Year over Year Change	(3.5)%

Consolidated EBITDA, Consolidated EBITDA Margin and Consolidated Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 3/31/16	3 Mos. Ended 12/31/15	3 Mos. Ended 9/30/15	3 Mos. Ended 6/30/15	3 Mos. Ended 3/31/15
Verizon Consolidated EBITDA
Consolidated net income	$ 831	$ 4,430	$ 5,513	$ 4,171	$ 4,353	$ 4,338
Add/(Subtract):
Provision for income taxes	864	2,336	3,065	2,195	2,274	2,331
Interest expense	1,013	1,188	1,178	1,202	1,208	1,332
Other income and (expense), net	1,826	(32)	(28)	(51)	(32)	(75)
Equity in losses of unconsolidated businesses	20	20	16	18	18	34

Operating income	4,554	7,942	9,744	7,535	7,821	7,960
Add Depreciation and amortization expense	3,982	4,017	4,039	4,009	3,980	3,989

Consolidated EBITDA	$ 8,536	$ 11,959	$ 13,783	$ 11,544	$ 11,801	$ 11,949

Other Items (Before Tax)
Severance, pension, and benefit remeasurements	3,550	165	(2,598)	342	—	—
Gain on spectrum license transactions	—	(142)	(254)	—	—	—
Divested Businesses	—	(661)	(709)	(717)	(741)	(739)
Gain on sale of Divested Businesses	(1,007)	—	—	—	—	—

	2,543	(638)	(3,561)	(375)	(741)	(739)

Consolidated Adjusted EBITDA	$ 11,079	$ 11,321	$ 10,222	$ 11,169	$ 11,060	$ 11,210

Consolidated Operating Income Margin	14.9%				24.3%
Consolidated EBITDA Margin	28.0%				36.6%

Net Debt and Net Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	6/30/16	12/31/15

Verizon Net Debt
Debt maturing within one year	$ 6,803	$ 6,489
Long-term debt	92,922	103,240

Total Debt	99,725	109,729
Less: Cash and cash equivalents	2,857	4,470

Net Debt	$ 96,868	$ 105,259

Net Debt to Consolidated Adjusted EBITDA Ratio	2.2x	2.4x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions except EPS)

Unaudited				3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15
	Pre-tax	Tax	After-Tax

EPS				$ 0.17	$ 1.04
Pension and benefit remeasurements	$ 3,550	$ (1,361)	$ 2,189	0.54	—
Gain on sale of Divested Businesses	(1,007)	868	(139)	(0.03)	—
Early debt redemption costs (1)	1,822	(718)	1,104	0.27	—

	$ 4,365	$ (1,211)	$ 3,154	0.77	—

Adjusted EPS (2)				$ 0.94	$ 1.04

(1)	includes costs related to debt tender offers

(2)	EPS may not add due to rounding

Verizon Communications Inc.

Non-GAAP Reconciliations - Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/16	3 Mos. Ended 6/30/15	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15

Segment EBITDA and EBITDA Margin
Operating Income	$ 8,017	$ 7,696	$ 15,897	$ 15,506
Add Depreciation and amortization expense	2,282	2,225	4,575	4,415

Segment EBITDA	$ 10,299	$ 9,921	$ 20,472	$ 19,921

Total operating revenues	$ 21,704	$ 22,613	$ 43,708	$ 44,941

Operating Income Margin	36.9%	34.0%	36.4%	34.5%

Segment EBITDA Margin	47.5%	43.9%	46.8%	44.3%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/16	3 Mos. Ended 3/31/15	6 Mos. Ended 6/30/16	6 Mos. Ended 6/30/15

Segment EBITDA and EBITDA Margin
Operating loss	$ (463)	$ (199)	$ (530)	$ (419)
Add Depreciation and amortization expense	1,562	1,695	3,138	3,342

Segment EBITDA	$ 1,099	$ 1,496	$ 2,608	$ 2,923

Total operating revenues	$ 7,823	$ 8,013	$ 15,746	$ 16,063

Operating Income Margin	(5.9)%	(2.5)%	(3.4)%	(2.6)%

Segment EBITDA Margin	14.0%	18.7%	16.6%	18.2%